As filed with the Securities and Exchange Commission on April 30, 2010

File No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

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      Strategic Mining Corporation

(Name of Small Business Issuer in its charter)

_________________

Wyoming	88-0432539
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

130 King Street West, Suite 1800
Toronto, ON, Canada	M5X 1E3
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number        416-865-3391

________________

Securities to be registered under Section 12(g) of the Act:

Title of each class	Name of each exchange on which
To be so registered	each such class is to be registered
___________________________________________	____________________________________________
Common Stock	NONE

Indicate by check mark whether the registrant is a large accelerated filer, a non –accelerated filer, or a smaller reporting company.   See definitions of large accelerated filer, accelerated filer and smaller reporting company in Section 12b-2 of the Exchange Act.

Large accelerated filer___         Accelerated filer___     Non-accelerated filer____         Smaller reporting company _ X__

Item 1.  BUSINESS

Business Development

Strategic Mining Corporation, formerly known as Gold Coast Mining Corp  was originally incorporated in Delaware on August 24, 1995 as Infocenter, Inc.  On February 28, 2000, it changed  its name to Green Dolphin Systems Corp.  On January 10, 2006, the Board of Directors adopted a resolution authorizing the assignment of all the assets of Green Dolphin Systems Corp. to Penta Deltex, Ltd., a Canadian corp., in exchange for the forgiveness of $263,717 in debt owing to Nicholas Plessas and an additional $153,683 owing to Penta Deltex, and assumption by Penta Deltex of all obligations owed by Green Dolphin Systems Corp. to suppliers and on other accounts payable.  As the result of the above settlements of debts, Green Dolphin Systems Corp. effectively ceased operations on January 10, 2006.

On April 26, 2004, the SEC temporarily suspended trading of the common stock of the Company on the over-the–counter bulletin board, because it appeared to the SEC that “there was a lack of current and accurate information concerning the securities of (the company) because of questions regarding the accuracy of assertions by (the company) and by others, in press releases and public statements to investors concerning, among other things, (the company’s) business relationship with a national restaurant chain.”

The Company cooperated with the SEC in its investigation, and the investigation was subsequently closed with no enforcement action taken.  All records obtained by the SEC in the investigation have been returned to the Company.  The company subsequently filed new public information disclosures with FINRA , and now trades on the pink sheets under the trading symbol,,SMNG.

The Company, under former management, stopped filing reports with the Securities and Exchange Commission in the first quarter of 2006.  On August 16, 2006, it filed a form 15-12g to terminate its registration under the 1934 Act.

On December 1, 2006, the Company changed its name to Gold Coast Mining Corp. and new corporate officers were appointed shortly after.  On November 13, 2009, the Company changed its domicile and was reincorporated in the State of Wyoming.   On November 23, 2009, the Company changed its name to Strategic Mining Corporation.  The Company’s fiscal year end is December 31.  The Company has never been in bankruptcy or receivership.

On January 17, 2007 Gold Coast Mining Corporation issued 97,100,000 shares of its common stock to unrelated parties in exchange for various mining rights.  The issuance of the 97,100,000 represented approximately 97.5% of the then outstanding shares.  The transaction resulted in a change in control of the entity.

The issuance of shares and change in control has been accounted for as a reverse acquisition followed by a recapitalization of the Company’s equity structure.  The stockholders obtaining control in the transaction is considered the accounting acquirer for financial reporting purposes.  Accordingly, the equity section of the financial statements have been presented displaying the recapitalization of shares held by the individuals obtaining control followed by the issuance of shares to the minority stockholders.

In February 2010, the Company amended its articles of incorporation to authorize 25 million shares of preferred convertible stock.  On March 4, 2010 the board of directors designated rights and preferences of the preferred stock as “Series A Convertible Preferred Stock,” with voting rights per preferred share equal to ten shares of common stock and conversion rights of each preferred share to convert to one share of preferred common stock.

Business

The Company is a development stage mining exploration company with no current operations, but a plan of operations to engage in the exploration and development of gold mining properties in the Western United States, Vietnam and Guinea, West Africa.

Properties

Guinea, West Africa

On January 14, 2007, the Company entered into an agreement with Gold River of Africa Corporation, whereby the Company acquired certain exploration equipment and a mining claim in Guinea, West Africa, in exchange for 50 million shares of Company common stock (the Siguiri exploration permit.)  The Siguiri exploration permit comprises 103 square kilometers, approximately 492 kilometers north east of the of Conarky, the capital of the country, near the city of Siguiri.  The permit area is centered on 11 degrees 16 minutes 20 seconds north, 9 degrees, 36 minutes 20 seconds west in the Prefecture of Siguiri in north central New Guinea.  Siguiri is the second largest city in Guinea and is the supply center for the mining industry in northern Guinea.

In 2007, the company commissioned an independent geologist to conduct due diligence sampling and mapping of the permit areas with potential for gold in Birimian sedimentary to metasedimentary volcanic rocks, similar to most host major gold deposits in Guinea and West Africa.  The geological study,  published in July 2007, concluded that the geomorphology and distribution of elluvial and alluvial placer gold indicated a lode source of gold within the permit area, warranting further exploration.

The source of lode gold in the permit area is obscured by and extensive lateral cap of residual alumina and iron oxides.  This material was formed during a long period of intense tropical weathering that almost mantles the underlying bedrock or saprolite.  There are two hills within the permit area that have similar relief to the silicified mineralized zones at the SAG mine 35 kilometers to the north east.  Abundant quartz float is present on the hillside surfaces, below the level of laterite cap on the hill and in one case quartz vein material outcropping near the top of the hill, with some samples positively assayed for gold greater than .10 grams per ton.

Adjacent to the hills are elluvial and alluvial gold concentrations have been historically and are currently being worked by artisanal miners.  The elluvial deposits are at the base of the slope where gold float and a quartz vein sampled assayed positively for gold.

A program of termite mound sampling was undertaken to screen the remainder of the permit area.  This sampling tested positive for gold in the area where alluvial mining was present as well as areas where it was not being conducted.

The report recommended a two stage program of further exploration.  The first stage entails completion of the termite mound sampling, geological mapping, and geological soils sampling.  The second stage recommended entails reverse circulation drilling sampling in areas showing positive assays.

East Canyon Property

On January 7, 2010, the Company entered into an option agreement with Arnevut Resources, Inc, whereby it acquired an option to acquire 75% of the mining claims known as the “East Canyon Property,” for an option price of $10,000 cash and the undertaking of $400,000 or work expenditures.  The East Canyon property is located in on the northern border of Nevada and Utah in Eastern Nevada (Elko County) and Western Utah (Elder County).  The current owner of the claims, Arnevut Resources, has signed a farm out agreement with the company, conveying an option to the company to acquire a 75% working interest in the property,   Geological mapping and the collection of 98 rock samples was done on the property by Lexam Corporation, the prior owner to Arnevut Resources.

The company commissioned a geologist to write a report from work done on the property, which indicated gold, silver and copper mineralization sufficient to warrant further geological mapping and geochemical sampling.

Vietnam Property

On October 22, 2009, the Company entered into a binding letter of intent, whereby it agreed to purchase 51% of the assets associated with the Nat Son property in Vietnam for $320,000 in cash..  The Nat Son exploration property consists of mining claims on approximately 102 hectares of land in northern Vietnam, in a position approximately 50km  southwest of Hanoi.  Exploration interest in the property is based on the presence of gold-silver bearing quartz-arsenopyrite veins which are exposed at surface and within rudimentary underground mine workings.  The veins are now known to extend well beyond the current property boundaries and have been examined and sampled over a strike length of 4.0 km.

A geolocigal report pursuant to the Canadian standard N1 43-101 was prepared on the property in September 2009, and in December 2009, a further report was issued based on two weeks of detailed field work. As a result of the field work, the company’s commissioned geologists recommended a detailed drill program to test the subsurface potential of the property.

The report concluded that the Nat Son property is centered on a 2 to 3 square kilometer area of strong to intense sericite-kaolinite-quartz-anhydrite alteration of Triassic age clastic and volcanic rocks.  Strongly gold mineralized, arsenopyrite rich, quartz veins occur within in this envelope.  The veins, mineralization and alteration appear to be focused around a series of strongly altered, andesite porphyry intrusions.  These mapped characteristics of Nat Son are typical of many productive gold districts worldwide and provide abundant reasons to move on with the drill program recommended in this report.  Examples of geologically similar, productive gold deposits in Asia include the world-class Natalka deposit in the Russian Far East (over 20 million oz gold), the Maoling deposit in Liaoning Province, NE China (800,000 oz gold) and the Kolpatas and Daugyz gold deposits in Uzbekistan (gold resources in excess of 1,000,000 oz).

The drilling will be the first depth testing of the ore bearing veins at Nat Son.  The results of the planned drilling will provide critical data that will enable a rough resource calculation to be made and provide the basis for further, more detailed exploration of the property.

The report identified four zones of precious metal mineralization at Nat Son during the course of completed field work, covering a surface area of at least 1.1 km2, described as follows :

1.

ENE Trending Quartz-Sulfide-Gold-Silver Veins

Precious metal bearing, ENE trending quartz veins occur in 400 meter wide zone through the central portion of the Nat Son property.  The veins are localized within the strong ENE set of faults previously discussed.  The veins are from 1 meter to 3+ meters in width and are open along strike outside the current property boundaries.  Reconnaissance exploration outside the current property area indicates that mineralized, ENE trending quartz veins have strike lengths of at least 3.0 km. and are likely to be much longer.

Gold values from the first vein system vary from 16.1grams per ton to 8.9 parts per million of gold and 67.9 parts per million of silver.  Another ENE vein occurs 30 to 40 meters to north and is  approximately 1.0 meters wide and appears vertical.  Complex quartz-pyrite stockwork zones on the margin of the vein have assayed at 16.05 parts per million of gold and 17.2 parts per million of silver.

2.

North-South Trending Quartz-Sulfide-Gold-Silver Veins

A distinct set of north-south trending, mineralized quartz veins occur at Nat Son.  The mineralogy of these veins is similar to the ENE veins and typically includes massive arsenopyrite and secondary galena.  Quartz-pyrite-sphalerite zones are also seen.  Vein width varies from 0.5 to 1.2 meters.  Stock work quartz veining is commonly found for several meters into the wall rocks of these veins.

The north-south trending veins appear to have shorter strike lengths and closer spacing when compared to the ENE veins. The strike length is a least partially the result of off-set of these veins along the strong ENE fault set mapped in the Nat Son area.  These off-sets have made following the north-south vein difficult so the actual length of these veins is poorly understood at present.  Chemex assay results from sampling of these veins show erratic gold and silver values, possibly indicating the presence of fairly coarse gold in some of the samples.  Gold assays from 0.1 ppm to 13.3 ppm have been received, and a silver value of 228 grams ton was received along with 11.1 ppm gold in additional sampling.

3.     Stratabound Arsenopyrite-Quartz-Galena-Gold-Silver Zone

The edge of a stratabound zone of intense arsenopyrite-galena-gold-silver mineralization was uncovered in a major trenching operation.  Where exposed, the mineralization is confined within a shallowly north dipping, intensely argillized siltstone layer of approximate 3 meter thickness (photo).

The November, 2009 trenching operation was an exploration effort to uncover an old gold production adit which was reported to occur in the area.  The adit had reportedly caved during mining operations after production of approximately 4,000 oz. of gold.  The adit was found and is in fact severely caved.  The dig was continued to attempt to open the adit beyond the caved portion.  This effort failed as the caved portion was too extensive.

Very important data was gained from the digging, however, as meter-scale boulders of intensely mineralized breccia where found in the caved workings and, more importantly, in place mineralization within highly altered siltstone was exposed.  The in place mineralization consists of arsenopyrite stock work veins and veinlets within the altered siltstone host.  It is likely that this stock work zone represents the edge of a stronger mineralized zone within the deeper, non exposed portion of the siltstone.

Samples of the highly mineralized boulders from the caved underground working have returned gold values from 10.1 grams per ton to 47.3 grams per ton and silver values from 10.7 grams per ton to 186 grams per ton.

4.   Gold Mineralization in Zones Away From Veins

The fourth and last type of mineralization found on the property are areas of anomalous gold occurring in the pervasively argillized and oxidized alteration envelope.  This style of mineralization could be very important at Nat Son as it could represent bulk mineable gold ores.  In an open pit scenario, all the high-grade vein style mineralization could be taken as well.

The completed surface sampling returned five samples with 200ppb to 900ppb gold from multi-meter wide zones of argillically altered andesite porphyry and siltstone.  While these values are not high enough to warrant aggressive drilling, they indicate the potential for zones of disseminated mineralization away from the higher grade quartz-arsenopyrite veins.  It is recommended that all altered drill core from future drilling be split and assayed along with obvious vein zone intercepts.  In this way, the data base can be improved to allow future drilling targeted at zones of disseminated gold-silver mineralization.

Employees

We currently employ three management level employees.  The Company may require additional employees in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.

The Company believes its relations with its employees are good.

Patents

The Company holds no patents for any products

Government Regulation

Our activities will be subject to various federal, state, foreign and local laws and regulations governing prospecting, exploration, production, labor standards, occupational health and mine safety, control of toxic substances, and other matters involving environmental protection and taxation.  It is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically re-evaluated at that time.

Environmental Risks

Minerals exploration and mining are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Insurance against environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, is not generally available to us (or to other companies in the minerals industry) at a reasonable price. To the extent that we may become subject to environmental liabilities, the remediation of any such liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

Competition

There is aggressive competition within the minerals industry to discover, acquire and mine mineral properties considered to have commercial potential.   In addition, we compete with others in efforts to obtain financing to acquire and explore mineral properties.

The company competes in Guinea with other more established gold mining companies in the area, such as Cassidy Gold Corporation, and AngloGold Ashanti.

FORWARD LOOKING STATEMENTS

This registration statement and the exhibits attached hereto contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern the Company's anticipated results and developments in the Company's operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “believes” or “does not believe”, "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

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risks related to our mineral operations being subject to government regulation;

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risks related to our ability to obtain additional capital to develop our resources, if any;

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risks related to mineral exploration activities;

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risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper

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risks related to the competitive industry of mineral exploration;

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risks related to our title and rights in our mineral properties;

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risks related to the possible dilution of our common stock from additional financing activities; and

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risks related to fluctuations of the price of our shares of common stock.

Other risks and uncertainties include such factors, among others, as market acceptance and market demand for our products and services, pricing, the changing regulatory environment, the effect of our accounting policies, potential seasonality, industry trends, adequacy of our financial resources to execute our business plan, our ability to attract, retain and motivate key technical, marketing and management personnel, possible disruption in commercial activities occasioned by terrorist activity and armed conflict, and other risk factors detailed in this report and our other SEC filings.  You should consider carefully the statements under "Item 1A. Risk Factors" in "Part II—Other Information" and other sections of this report, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

Item 1A.  RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Because Most of Our Operations Will Be Located Outside the U.S., U.S. Investors May Experience Difficulties In Attempting To Enforce Judgments Based Upon U.S. Federal Securities Laws.  U.S. Laws and/or Judgments Might Not Be Enforced Against Us In Foreign Jurisdictions.

Most of our operations and assets will be located outside of the United States.  As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against us or against any of our individual directors or officers.   In addition, U. S. investors should not assume that courts in the countries in which our operations or assets are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiary based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiary based upon these laws.

Mining activities involve a high degree of risk.

Our operations on our properties will be subject to all the hazards and risks normally encountered in the mining deposits of gold.  These hazards and risks include, without limitation, unusual and unexpected geologic formations, seismic activity, rock bursts, pit-wall failures, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability.  Milling operations, if any, are subject to various hazards, including, without limitation, equipment failure and failure of retaining dams around tailings disposal areas, which may result in environmental pollution and legal liability.

The parameters that would be used at our properties in estimating possible mining and processing efficiencies would be based on the testing and experience our management has acquired in operations elsewhere. Various unforeseen conditions can occur that may materially affect estimates based on those parameters. In particular, past mining operations indicate that care must be taken to ensure that proper mineral grade control is employed and that proper steps are taken to ensure that the underground mining operations are executed as planned to avoid mine grade dilution, resulting in uneconomic material being fed to the mill. Other unforeseen and uncontrollable difficulties may occur in planned operations at our properties which could lead to failure of the operation.

If we make a decision to exploit either of our properties based on gold mineralization that may be discovered and proven, we plan to process the resource using technology that has been demonstrated to be commercially effective at other geologically similar gold deposits elsewhere in the world.  These techniques may not be as efficient or economical as we project, and we may never achieve profitability.

We may be adversely affected by fluctuations in gold prices.

The value and price of our securities, our financial results, and our exploration activities may be significantly adversely affected by declines in the price of gold and other precious metals.  Gold prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the United States dollar against foreign currencies on the world market, global and regional supply and demand for gold, and the political and economic conditions of gold producing countries throughout the world. The price for gold fluctuates in response to many factors beyond anyone’s ability to predict. The prices that would be used in making any resource estimates at our properties would be disclosed and would probably differ from daily prices quoted in the news media. Percentage changes in the price of gold cannot be directly related to any estimated resource quantities at any of our properties, as they are affected by a number of additional factors. For example, a ten percent change in the price of gold may have little impact on any estimated resource quantities and would affect only the resultant cash flow.  Because any future mining would occur over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that a low price of gold is temporary and/or that a greater expense would be incurred in temporarily or permanently closing a mine there.

Mineralized material calculations and life-of-mine plans, if any, using significantly lower gold and precious metal prices could result in material write-downs of our investments in mining properties and increased reclamation and closure charges.

In addition to adversely affecting any of our mineralized material estimates and its financial aspects, declining metal prices may impact our operations by requiring a reassessment of the commercial feasibility of a particular project.  Such a reassessment may be the result of a management decision related to a particular event, such as a cave-in of a mine tunnel or open pit wall.  Even if any of our projects may ultimately be determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in establishing operations or may interrupt on-going operations, if any, until the reassessment can be completed.

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques.  Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed trenches, test pits and underground workings and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated.  Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Future legislation and administrative changes to the Vietnamese and Guinean mining laws could prevent us from exploring our properties.

Vietnamese and Guinean laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.   Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

We are a relatively young company with limited operating history

Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

We may require additional funds to operate in accordance with our business plan.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs.  If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company.

Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

Our Auditor has raised substantial doubt about our ability to continue as a going concern

The report of our independent auditor regarding our audited financial statements for the period ended December 31, 2009 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report are that we have an accumulated deficit since inception of (987,632) and have no revenues. Our future is dependent upon our ability to obtain financing and upon successful exploration and future development and productions stages on the patented and unpatented mining claims. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough capital to remain operational for an indefinite period of time. Potential investors should also be aware of the difficulties normally encountered in the exploration stage of mining companies and the high rate of failure of such enterprises. Our auditor's concern may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment. Persons who cannot afford to lose their entire investment should not invest in this offering.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration-stage properties, or properties capable of producing precious metals.  Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all. Consequently, our revenues, operations and financial condition and possible future revenues could be materially adversely affected by actions by our competitors.

Risks Relating to Our Common Stock

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

We expect to be subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our common stock is traded on the Pink Sheets, is illiquid and subject to price volatility unrelated to our operations.

Our shares of common stock are currently traded on the OTC Pinksheets.  Many institutional investors have investment policies which prohibit them from trading in stocks on the OTC Pinksheets.  As a result, stock quoted on the Pinksheets generally have limited trading volume and exhibit a wide spread between the bid/ask quotations than stock traded on national exchanges.

In addition, the stock market is subject to extreme price and volume fluctuations.  The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, our quarterly operating results, operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.  Certain of these factors can have a significant effect on the market price for our stock for reasons that are unrelated to our operating performance.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worth's in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for “penny stock.”  Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock.  The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

Issuance of additional securities.

Our Board of Directors has authority to issue additional shares of common stock or other securities without the consent or vote of our stockholders. The issuance of additional shares, whether in respect of a transaction involving a business opportunity or otherwise, may have the effect of further diluting the proportionate equity interest and voting power of our stockholders. In the event of such future acquisitions, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt or assume contingent liabilities. Such actions by the Board of Directors could materially adversely affect our operating results and/or the value of our common stock.

Item 2.  FINANCIAL INFORMATION

PLAN OF OPERATIONS

Our current plan of operations is to complete further exploration, drilling and mapping on our various properties, as follows:

Guinea, West Africa

The geologist’s report on the Siguiri exploration permit recommended a two stage program of further exploration.  The  proposed plan for the first stage entails completion of a 3 month program of termite mound sampling, geological mapping, and geophysical and geochemical surveys budgeted at $630,000.  The second stage entails a 12 month program of reverse circulation drilling sampling in areas showing positive assays, totalling $1.2M.  It is anticipated that the first stage will commence in the second half of 2010, and the second will continue for a 15 to 18 month duration to be completed in 2012. During the three month rainy season, no work will be performed.

East Canyon, Utah/Nevada

The geologist`s report on the East Canyon property recommended an initial 3 month program of sample collection and testing, geological mapping and geophysical and geochemical surveys budgeted at $400,000.  This work is planned to begin and to be completed during the second half of 2011. After the results are analyzed and deemed positive, a 12 month drilling program would be initiated.

Nat Son, Vietnam

The geologist’s report on the Nat Son property recommended a detailed drill program to test the subsurface potential of the property.  The recommended work program will include geological mapping, geochemical and geophysical surveys and a drilling program spanning 12 months budgeted at $1.6 million. The program will commence in the fall of 2010. Given positive test results, a further drilling program would be initiated that would require another 12 months. There will be a work stoppage during the 2 month rainy season.

The Plan of Operation in terms of amount of work undertaken, and timing of the work, is dependent upon the successful raising of equity capital to fund the projects.  Should the capital be available, it is anticipated that the recommended work programs outlined will take between two to three years to accomplish.

During the next twelve months, the Company plans to satisfy its cash requirements by additional equity financing. The Company has no current material commitments. The Company intends to undertake private placements of its common stock in order to raise future development and operating capital. The Company depends upon capital to be derived from future financing activities such as subsequent offerings of its stock. There can be no assurance that the Company will be successful in raising the capital it requires through the sale of its common stock.

The Company does not  contemplate additional product research and development, but it does anticipate additional exploration and development costs on its properties. The Company anticipates and increase in labor force to explore and develop its properties which will be sought from outside contract labor.

The Company has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 3.  PROPERTIES

Guinea, West Africa

The Siguiri exploration permit comprises 103 square kilometers, approximately 492 kilometers north east of the of Conarky, the capital of the country, near the city of Siguiri.  The permit area is centered on 11 degrees 16 minutes 20 seconds north, 9 degrees, 36 minutes 20 seconds west in the Prefecture of Siguiri in north central New Guinea.  Siguiri is the second largest city in Guinea and is the supply center for the mining industry in northern Guinea.

East Canyon Property

The East Canyon property is located in on the northern border of Nevada and Utah in Eastern Nevada (Elko County) and Western Utah (Elder County).  The current owner of the claims, Arnevut Resources, has signed a farmout agreement with the company, conveying an option to the company to acquire a 75% working interest in the property,   Geological mapping and the collection of 98 rock samples was done on the property by Lexam Corporation, the prior owner to Arnevut Resources.

Vietnam Property

The Nat Son exploration property is located in northern Vietnam in a position approximately 50km  southwest of Hanoi.  Exploration interest in the property is based on the presence of gold-silver bearing quartz-arsenopyrite veins which are exposed at surface and within rudimentary underground mine workings.  The veins are now known to extend well beyond the current property boundaries and have been examined and sampled over a strike length of 4.0 km.

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common stock as of December 31, 2009, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common stock, (ii) each director of Strategic Mining Corporation, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address	Number of Shares	Percentage Owned

Todd Sterck 18309 114th Pl NE Granite Falls, Washington 98252	0	0

James Spencer Stewart R.R. #2 Baltimore, ONT, Canada	0	0

Gold River of Africa Corp. BP 4506 Conarky, Republic de Guinee	10,800,000	10.8

Ian D. Lambert, 1170-36 Toronto Street, Toronto, ON, Canada	0	0

Officers and Directors as a Group	0	0%

Item 5. DIRECTORS AND EXECUTIVE OFFICERS

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.

The current executive officers, key employees and directors of the Company are as follows:

Name	Age	Position
Todd Sterck	42	President, Director
James Spencer Stewart	78	Director
Ian D. Lambert	64	Secretary, Director

ary CrippsG

Todd Sterck.  Mr. Sterck has been president and director of the company since February 4, 2010..  From 2009 to the present time, he served as President of Exploration of Ba Dinh Minerals, JSC.  From 2007 to the present, he has been the president of his own consulting firm, TK Consulting, Inc.  From 2004 through 2007 he served as the president of Rampart Resources, Inc.

James Spencer Stewart.  Mr. Stewart has been director of the company since  January 8, 2007.  For the past five years he has been self employed as an independent consultant.  He holds an LLB degree in law from Dalhousie University, Canada, in 1953.

Ian D. Lambert.  Mr. Lambert has been secretary and director of the company since March 15, 2010.  He also serves as President/Director, Trade Winds Ventures Inc., a mineral exploration company, from April 1990 to present; Director, North Sea Energy Inc., an oil and gas production company, from  Sept. 2007 to present; and Director, Sunorca Development Corp., a company engaged in energy, oil and gas exploration, from December, 2000 to present. He holds a Bachelor of Commerce degree in Quantitative Analysis and Computer Science from the University of Saskatchewan.

Item 6.  EXECUTIVE COMPENSATION

The following table provides information as to cash compensation of all officers of the Company, for each of the Company’s last two fiscal years.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Todd Sterck President	2010	$0	$0	$0	$0	$0	$0	$0

Gary Cripps, President	2009	$0	$0	$0	$0	$0	$0	$0

Ian D. Lambert, Secretary	2009	$0	$0	$0	$0	$0	$0	$0

The following table provides information concerning the compensation of the directors of the Company for the past fiscal year:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
James Spencer Stewart	$0	$0	$0	$0	$0	$0	$0

Todd Sterck	$0	$0	$0	$0	$0	$0	$0

Ian D. Lambert	$0	$0	$0	$0	$0	$0	$0

EMPLOYMENT AGREEMENTS

The Company has not entered into any employment agreements with any of its employees, and employment   arrangements are all at the discretion of the company’s board of directors.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

Item 8.  LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or to which the property interests of the Company is subject.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER

               MATTERS

Our common stock trades publicly on the pink sheets under the symbol "SNMG." The pink sheets is a quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The pinks sheets securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

The following table sets forth the high and low bid prices per share of our common stock for the periods indicated as reported on the pink sheets.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2009
Fourth Quarter	$ .27	$ .02
Third Quarter	.10	.0001
Second Quarter	.10	.001
First Quarter	.10	.01

The quotes represent inter-dealer prices, without adjustment for retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Dividends

The Company has not paid any cash dividends since its inception and does not contemplate paying any in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

Penny Stock Status

The Company’s common stock is a  "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1.

Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2.

Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3.

Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4.

The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a  written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. The imposition of these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in  penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for the company's stock.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

The transfer agent, warrant agent and registrar for the Common Stock is Capital Stock Transfer, Inc., of Toronto, Canada.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by Strategic Mining Corporation within the past three years and were not registered under the Securities Act:

On January 12, 2010 250,000 shares of common stock were issued to Phong Hai Ha to satisfy a debt for $50,000, pursuant to Section 4(2) of the Securities Act of 1933.

On January 12, 2010, 30,000 shares of common stock were issued to Arnevut Resources for $10,000 owed on the East Canyon property, pursuant to Section 4(2) of the Securities Act of 1933.

On March 11, 2010, 625,000 shares of common stock were issued to non-affiliate Librion Holdings Inc., in exchange for cash, pursuant to Section 4(2) of the Securities Act of 1933.

On April 17, 2010, 1,000,000 common shares were issued to non-affiliate Librion Holdings, Inc., in exchange for cash,  pursuant to Section 4(2) of the Securities Act of 1933.

On April 17, 2010, 24,634,741 shares of Series A Preferred Stock was issued to five non-affiliate investors, in discharge of debt owed to the Company, pursuant to Section 4(2) of the Securities Act of 1933.

Item 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Preferred Stock

Holders of Series A Preferred Stock have super voting rights equivalent to 10 shares of common stock for every share of Series A Preferred.  Each share of Series A Preferred Stock is convertible to one share of Company common stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of the board of directors. The Board of directors is empowered to fill any vacancies on the Board of directors created by resignations, provided that it complies with quorum requirements.

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon  liquidation.

As of December 31, 2009, there were 99,614,611shares of common stock outstanding .  As of that date, there were 189 shareholders of record.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Wyoming Statutes provides that the Company may provide in its articles of incorporation, by laws or by agreement, to indemnify the Company's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the statute:

(a) Does not exclude  any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLES OF INCORPORATION AND BY-LAWS

The Company's Articles of Incorporation, provides that the Company shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Wyoming, indemnify and hold harmless officers and directors from any and all liabilities and expenses imposed upon them in connection with any action, suit or other proceeding.

It is the position of the Securities and Exchange Commission that the indemnification of officers and directors is against public policy.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This information appears under Item 15 and is incorporated by reference herein.

Item 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL

                  DISCLOSURE

None.

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)

The following financial statements are filed as part of this Registration statement:

Report of Independent Registered Certified Public Accountant for December 31, 2007, 2008

Financial Statements

Balance Sheet

Statement of Operations

Statement of Stockholders’ Equity

Statement of Cash Flows

Notes to Financial Statements

(b)

The following exhibits are filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation
3.4	By-Laws
4.1	Form of Common stock Certificate
6.1	Specimen of Stock Certificate
10.4	Agreement between Gold River Africa Corporation and Gold Coast Mining Corp.
10.5	Binding Letter of Intent between Bah Din Mineral Company Limited and Strategic Mining Corporation
10.6	Option Agreement between Arnevut Resources, Inc. and Strategic Mining Corp.
23.1	Consent of Independent Accountant

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Strategic Mining Corporation Registrant

Date: April 24, 2010	By /s/ Todd Sterck
Todd Sterck President and Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Strategic Mining Corporation

(formerly known as Gold Coast Mining Corp.)

Toronto, Ontario Canada

We have audited the accompanying balance sheets of Strategic Mining Corporation (formerly known as Gold Coast Mining Corp.) as of December 31, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2009 and for the period from the date of inception through December 31, 2009. Strategic Mining Corporation’s (formerly known as Gold Coast Mining Corp.) management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Mining Corporation (formerly known as Gold Coast Mining Corp.) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the  two-year period ended December 31, 2009 and for the period from the inception date to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note A to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EFP Rotenberg, LLP

Rochester, New York

April 23, 2010

STRATEGIC MINING CORPORATION
(A Development Stage Company)
(Formerly Known as Gold Coast)
BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008

	AS OF DECEMBER 31,
	2008	2009
ASSETS
CASH	-	$ 682
Total Current Assets	-	682

INFRASTRUCTURE DEVELOPMENT	5,932	5,932
TELECOM EQUIPMENT	13,125	13,125
EQUIPMENT	47,500	47,500
VEHICLE	30,625	30,625
PROPERTY	728,250	758,250
	825,432	855,432
TOTAL ASSETS	$ 825	$ 856
	432	114
LIABILITIES
Current-Liabilities
ACCOUNTS PAYABLE	$ 245	$ 498
	000	640
ACCRUED INTEREST	59,461	119,708
Total Current Liabilities	304,461	618,348

Long-term Liabilities
LOAN PAYABLE	288,117	494,549

TOTAL LIABILITIES	592,578	1,112,897

SHAREHOLDERS' EQUITY (DEFICIT)
COMMON STOCK at 0.001 par value
100,000,000 shares authorized
99,614,611 shares issued and outstanding (Note 4)	99,615	99,615
ADDITIONAL PAID IN CAPITAL	631,234	631,234
DEFICIT ACCUMULATED DURING THE
DEVELOPMENT STAGE	(497,995)	(987,632)
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	232,854	(256,783)

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIT)	$ 825,432	$ 856,114

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING CORPORATION

(A Development Stage Company)

(Formerly Known as Gold Coast)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND FOR THE PERIOD

FROM INCPETION (JANUARY 17,2007) THROUGH DECEMBER 31, 2009

			Since Inception
			(January 17, 2007)
	For the years ended December 31,		through
	2008	2009	December 31, 2009

REVENUE	$ -	$ -	$ -

EXPENSES
CONSULTING FEES	120,350	123,465	356,064
ACCOUNTING	15,000	4,720	28,896
LEGAL COSTS	6,000	12,487	18,487
INTEREST	43,217	68,893	128,354
EXPLORATION COSTS	68,041	196,598	266,157
PERMITS	-	32,434	58,934
STATE TAX	8,000	12,815	29,315
INCORP/TAX	1,150	5,047	11,197
WAGES	15,800	33,178	90,228
	-	-
TOTAL EXPENSES	277,558	489,637	987,632

NET INCOME (LOSS)	$ (277,558)	$ (489 637)	$ (987 632)

Weighted average common shares
Basic and Diluted	99,614,611	99,614,611	99,614,611

EPS - Basic and Diluted	$ (0.00)	$ (0.00)	$ (0.01)

STRATEGIC MINING CORPORATION
(A Development Stage Company)
(Formerly Known as Gold Coast)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND FOR THE PERIOD
FROM INCPETION (JANUARY 17,2007) THROUGH DECEMBER 31, 2009			Since Inception
			(January 17, 2007)
			through
	For the years ended December 31, 2008 2009		December 31, 2009

Cash flows from operating activities
Net Income (Loss)	$ (277,558)	$ (489,637)	$ (987,632)
Non-cash adjustments:
Consulting expense of stock options	350	-	2,599
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Changes in accounts payable and accrued interest	178,217	313,887	600,348
Net cash from operating activities	(98,991)	(175,750)	(384,685)

Cash flows from investing activities:
Purchase of Infrastructure, Equipment and Vehicle	(26,500)	(30,000)	(109,182)
Net cash from investing activities	(26,500)	(30,000)	(109,182)

Cash flows from financing activities:
Proceeds from loans	125,491	206,432	494,549
Net cash from financing activities	125,491	206,432	494,549

Increase (Decrease) in Cash	-	682	682
Cash, beginning of period	-	-	-
Cash, end of period	$ -	$ 682	$ 682

Supplemental Information:
Income Tax Paid	$ -	$ -	$ -
Interest Paid	$ -	$ -	$ -

Non-Cash Investing and Financing Activities:
Issuing Common Shares for Mining Rights	$ -	$ -	$ 728,250

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING CORPORATION
(A Development Stage Company)
(Formerly Known as Gold Coast)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
Since inception, January 17, 2007 through December 31, 2009

	Common Stock	Common Stock		Accumulated
	Shares	Amount	APIC	Deficit	Total
97.1 million common shares issued
at $0.0075 for mining rights on
January 17, 2007 (Inception date)	97,100,000	$ 97,100	$ 631,150	$ -	$ 728,250

Common stock issued
to acquire shell	2,514,611	2,515	(2,515)	-	(0)

Issuance of stock options on
January 17, 2007	-	-	2,249	-	2,249

Net Income (Loss) in 2007	-	-	-	(220,437)	(220,437)

Balance December 31, 2007	99,614,611	$ 99,615	$ 630,884	$ (220,437)	$ 510,062

Recognition of stock option expense	-	-	350	-	350

Net Income (Loss) in 2008	-	-	-	(277,558)	(277,558)

Balance, December 31, 2008	99,614,611	$ 99,615	$ 631 234	$ (497,995)	$ 232,854

Net Income (Loss) in 2009	-	-	-	(489,637)	(489 637)

Balance, December 31, 2009	99,614,611	$ 99,615	$ 631 234	$ (987,632)	$ (256,783)

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING CORPORATION

(Formerly known as GOLD COAST MINING CORP.)

(A development stage company)

Notes to Financial Statements

As of December 31, 2009

Note A. The Company, Basis of Presentation and Continuance of Operations

Strategic Mining Corporation, formerly known as Gold Coast Mining Corporation (the “Company”) was originally incorporated in Delaware on August 24, 1995 as Infocenter Inc. On February 28, 2000, the company changed its name to Green Dolphin Systems Corporation and new corporate officers were appointed.  On January 10, 2006, the Board of Directors adopted a resolution authorizing the assignment of all the assets of Green Dolphin Systems Corporation to Penta Deltex, Ltd., a Canadian corp., in exchange for the forgiveness of $263,717 in debt owing to Nicholas Plessas and an additional $153,683 owing to Penta Deltex, and assumption by Penta Deltex of all obligations owed by Green Dolphin Systems Corporation to suppliers and on other accounts payable.  As the result of the above settlements of debts, Green Dolphin Systems Corporation effectively ceased operations on January 10, 2006 with the discontinued operations of its U.S. subsidiary.  On December 1, 2006, the Company changed its name to Gold Coast Mining Corporation and new corporate officers were appointed shortly after.

On January 17, 2007 Gold Coast Mining Corporation issued 97,100,000 shares of its common stock to unrelated parties in exchange for various mining rights.  The issuance of the 97,100,000 represented approximately 97.5% of the then outstanding shares.  The transaction resulted in a change in control of the entity.

The issuance of shares and change in control has been accounted for as a reverse acquisition followed by a recapitalization of the Company’s equity structure.  The stockholders obtaining control in the transaction is considered the accounting acquirer for financial reporting purposes.  Accordingly, the equity section of the financial statements have been presented displaying the recapitalization of shares held by the individuals obtaining control followed by the issuance of shares to the minority stockholders.

On November 13, 2009, the Company was reincorporated in the State of Wyoming. On November 23, 2009, the Company changed its name to Strategic Mining Corporation in the State of Wyoming.

Strategic Mining Corporation is engaged in the business of exploration and development of gold properties in Guinea, West Africa.  The Company has secured a renewable exploration and mining permit in the Republic of Guinea.  The permit issued pertains to a 103 square kilometer zone of gold anomalies located in Siguiri District of North East Guinea.  The Company has an option on a second property that covers a 50 square kilometer claim located in Dinguiraye District of North East Guinea in the valley of the Bafing River.

Strategic Mining has also entered into a binding agreement with Ba Dinh Mineral Company, a Vietnamese mineral exploration company based in Ho Chi Minh City, to purchase a 51% interest in the Nat Son property that covers 102 hectares. The company also secured an exploration and mining permit for the property located in northern Vietnam approximately 50 kilometers southwest of Hanoi. Exploration interest in the property is based on the presence of gold-silver bearing quartz-arsenopyrite veins which are exposed at surface and within rudimentary underground mine workings.  The veins are now known to extend well beyond the current property boundaries and have been examined and sampled over a strike length of 4.0 km.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and, unless indicated otherwise, are expressed in United States dollars.

Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has accumulated deficit of approximately $987,632 at December 31, 2009.

The Company’s continued existence is dependent upon its ability to raise capital and/or to successfully market and sell its products.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note B. Significant Accounting Policies

Use of Estimates

The preparation of financial statement is conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements.  On an ongoing basis, management reviews its estimates, including those related to personal injury and other claims, environmental claims, depreciation, pensions and other post-retirement benefits, and income taxes, based upon currently available information.  Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.  The Company maintains cash and cash equivalents at financial institutions, which periodically may exceed federally insured amounts.

Stock-Based Compensation

FASB ASC 505-50 (Prior authoritative literature: SFAS No. 123R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.   FASB ASC 505-50 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FASB ASC 505-50 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.”  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, which ever is more readily determinable in accordance with FASB ASC 505-50.

Income taxes

The Company accounts for its income taxes in accordance with FASB ASC 740 (Prior authoritative literature: SFAS No. 109), which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Property

The properties are carried at cost less accumulated depreciation.  Labor, materials and other costs associated with the preparation of the land improvements are capitalized to the extent they meet the Company’s minimum threshold for capitalization.  Major overhauls and large refurbishments are also capitalized when they result in an extension to the useful life or increase the functionality of the asset.  Included in property additions are the costs of development.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  No assets have been placed in service as of December 31, 2009.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued interest, the carrying amounts approximate fair values due to their short maturities.

Earnings per Share

Earnings per share of common stock are computed in accordance with ASC 260-10 (Prior authoritative literature: SFAS No. 128, “Earnings per Share”.  Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for each period.  Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive.  Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings per share.

Note C. Planned Mining Operations

Guinea, West Africa

The geologist’s report on the Siguiri exploration permit recommended a two stage program of further exploration. The proposed plan for the first stage entails completion of a 3 month program of termite mound sampling, geological mapping, and geophysical and geochemical surveys budgeted at $630,000. The second stage entails a 12 month program of reverse circulation drilling sampling in areas showing positive assays, totaling $1.2M. It is anticipated that the first stage will commence in the second half of 2010, and the second will continue for a 15 to 18 month duration to be completed in 2012. During the three month rainy season, no work will be performed.

Nat Son, Vietnam

The geologist’s report on the Nat Son property recommended a detailed drill program to test the subsurface potential of the property. The recommended work program will include geological mapping, geochemical and geophysical surveys and a drilling program spanning 12 months budgeted at $1.6 million. The program will commence in the fall of 2010. Given positive test results, a further drilling program would be initiated that would require another 12 months. There will be a work stoppage during the 2 month rainy season.

In 2009, the Company became the first Western company to be licensed and permitted to engage in mining exploration and development of high-yield, precious mineral property in northern Vietnam since 1954. The Company has the unique opportunity to take advantage of a mining area that has been dormant for over 50-years. The Company anticipates that it will be provided with the ability to enter into numerous development and exploration opportunities within the relatively under-explored northern regions country. Mineral production in Vietnam has taken place since the Bronze Ages. Systematic mineral exploration and exploitation began with the French in 1884. Most exploitation, especially construction materials, was on a small scale with mainly manual labor and without mechanization. The French were forced to leave the country and cease their mining activity in the mid 1950's.

Note D. Stock-based Awards

The Company has established the “2007 Stock Option” that permits the granting of share options and shares to employees, directors and consultants.  The Company believes that such awards better align the interests of the employees and consultants with those of the Company’s shareholders.  The 2007 Stock Option provides for the issuance of up to 9,000,000 shares of common stock available for grant as Incentive Stock Options.  The exercise price for options awarded is $.015. No options have been issued.

For the year ended December 31, 2009 and 2008, the Company recorded consulting costs for options granted amounting to NIL and $350, respectively.

Management has valued the options at their date of grant utilizing the Black-Scholes Option Pricing Model. Since there is not a public market for the Company shares, the fair value of the underlying shares was determined based on recent transactions by the Company to sell shares to third parties.  Further, the excepted volatility was calculated using the historical volatility of a similar public entity in the gold mining industry in accordance with Question 6 of SAB Topic 14.D.1.  In making this determination and finding another similar company, the Company considered the industry, stage of life cycle, size and financial leverage of such other entities.  Based on the development stage of the Company, similar companies with enough historical data are not available.

The Company was able to find an entity that met the industry criterion and as a result has based its expected volatility off this Company’s historical stock prices for a period similar to the expected term of the option.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for options granted:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Expected dividend yield	0	0
Expected stock price volatility	400%	400%
Risk-free interest rate	2.485%	2.485%
Expected life of options	10 years	10 years

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2006	-	$ -	-
Options granted	500,000	$ 0.15	5	-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2007	500,000	$ 0.15	5
Options granted	500,000	$ 0.15		-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2008	1,000,000	$ 0.15	4.5
Options granted	500,000	$ 0.15		-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2009	1,500,000	$ 0.15	4
Exercisable at December 31, 2009	1,500,000	$ 0.15	4	-

The weighted average fair value of options granted during the years ended December 31, 2009 and 2008 was approximately $.002 and $.001, respectively. There is no unrecognized compensation expense at December 31, 2009.

Note E. Property

The Company has following property as of December 31, 2008:

Infrastructure development	$ 5,932
Telecom equipment	13,125
Equipment	47,500
Vehicle	30,625
Land rights	728,250

Total	$ 825,432

The Company has following property as of December 31, 2009:

Infrastructure development	$ 5,932
Telecom equipment	13,125
Equipment	47,500
Vehicle	30,625
Land rights	758,250

Total	$ 855,432

No assets have been placed in service as of December 31, 2009.

Note F. Loans Payable

The following parties have loaned money to Strategic Mining Corporation:

African Global Mining Corp.

$ 64,750

Magma Gold Corporation

   67,076

Frank Brodzik

 105,411

Sierra Gold Corporation

   50,880

Total loans payable as of December 31, 2008

           $ 288,117

African Global Mining Corp.

$ 64,750

Magma Gold Corporation

   67,076

Frank Brodzik

 202,307

Peter Sadlocha

 109,536

Sierra Gold Corporation

   50,880

Total loans payable as of December 31, 2009

           $ 494,549

These loans payable are unsecured, bear interest at 15% per annum and have no definite repayment terms.

Note G. Shareholders’ Equity

Common stock (0.001 par value); 100,000,000 shares authorized; 99,614,611 shares issued as of December 31, 2009.

In January 2007, the Company adopted a stock option plan and allocated 9,000,000 shares of option for issuance in 2007 and 2008 at the exercise price of $0.015 per share.  The Company recognized $0 and $350 expense in 2009 and 2008 for these stock options, respectively.

Note H. Income taxes – Loss Carry forward and Allowance

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 are as follows:

Deferred tax assets:
Accumulated net operating loss	$ 987,632
Income tax rate	34%
335,795
Less valuation allowance	(335,795)
Net	$ --

Through December 31, 2009, a valuation allowance has been recorded to offset the deferred tax assets, including those related to the net operating losses.  At December 31, 2009, the Company had approximately $2,572,257 of federal and state net accumulated operating losses.  The net operating loss carry forwards, if not utilized will begin to expire in 2026. The utilization of these losses for tax purposes will be limited due to the operation of Internal Revenue Code Section 382 which restricts the utilization of net operating loss carry forwards is circumstances where there is a more than 51% change of control in a company.

Reconciliations of the U.S. federal statutory rate to the actual tax rate for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Federal statutory income tax rate	34.0%	34.0%
State tax net of federal benefit	0.0%	0.0%
	34.0%	34.0%
Increase in valuation allowance	(34.0%)	(34.0%)
Effective tax rate	0.0%	0.0%

In accordance with FASB ASC-640-10, prior authoritative literature; FIN 48, Accounting for Uncertainty in Income Taxes, the Company has evaluated tax positions taken in the financial statements. Because of the significant net operating losses sustained, Management does not believe that the Company has any uncertain federal of state tax position uncertainties at December 31, 2009.

Note I. Recent Accounting Pronouncements

In June 2009, the FASB issued under ASC Topic 105-10 which establishes as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  ASC Topic 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  ASC Topic 105-10 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission ("SEC") under federal securities laws as authoritative GAAP for SEC Registrants.  Upon adoption of this guidance under ASC Topic 105-10, the Codification superseded all then- existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In April 2009, the FASB issued FASB ASC 805-10 (Previously known as: FSP 141(R) “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arises from Contingencies”).  For business combinations, the standard requires the acquirer to recognize at fair value an asset acquired or liability assumed from a contingency if the acquisition date fair value can be determined during the measurement period.   FASB ASC 805-10 is effective for business combinations during the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. The company adopted these provisions at the beginning of the fiscal year January 1, 2009.  FASB ASC 805-10 will be applied prospectively for acquisitions in 2009 or thereafter.

In December 2007, the FASB issued FASB ASC 810-10-65 (Previously known as: FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). The standard changes the accounting for non-controlling (minority) interests in consolidated financial statements including the requirements to classify non-controlling interests as a component of consolidated stockholders’ equity, and replace references “minority interest”  with non-controlling interests. Additionally, FASB ASC 810-10-65 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. The company adopted the standard as of January 1, 2009.  The adoption of FASB ASC 810-10-65 did not have a significant impact on the company’s financial position.

In June 2008, the FASB Task Force reached a consensus-for-exposure that an entity should determine whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock first by evaluating the instrument’s contingent exercise provisions, if any, and then by evaluating the instrument’s settlement provisions. FASB ASC 815-40 (Previously known as: EITF 07-5, "Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock"). FASB ASC 810-10-15 (Previously known as: Paragraph 11(a) of FAS 133) specifies that a contract issued or held by the reporting entity that is both (a) indexed to its own stock and (b) classified in stockholders' equity in its statement of financial position shall not be considered a derivative financial instrument for purposes of applying that Statement. If a freestanding financial instrument (for example, a stock purchase warrant) meets the scope exception in FASB ASC 810-10-15, it is classified as an equity instrument and is not accounted for as a derivative instrument.   The adoption of FASB ASC 815-40 did not have a material impact on the company’s financial position.

In April 2009, the FASB issued FASB ASC 825-10-50 (Previously known as: FASB Staff Position No. FAS 107-1, “Disclosures about Fair Value of Financial Instruments”) and FASB ASC 270-10-05 (Previously known as: APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This ASC 825-10-50 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this accounting pronouncement did not have a material impact on the financial statements.

In May 2009, the FASB issued ASC Topic 855 (SFAS No. 165), “Subsequent Events" which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  More specifically, SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date.  ASC Topic 855 provides largely the same guidance on subsequent events which previously existed in auditing literature.  The disclosure is required in financial statements for interim and annual periods ending after June 15, 2009.

Note J. General Business Risks

A significant portion of the Company's assets are located in the Republic of Guinea and Vietnam and changes in the political and economic policies of these governments could have a significant impact upon what business we may be able to conduct in these countries and accordingly on the results of our operations and financial condition. Our business operations may be negatively affected by the current and future political environment in the country. The governments of the Republic of Guinea and Vietnam exert substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in these countries may be affected by changes in laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.

Note K. Subsequent Events

The following securities were issued by Strategic Mining Corporation within the past three years and were not registered under the Securities Act:

On January 12, 2010 250,000 shares of common stock were issued to Phong Hai Ha to satisfy a debt for $50,000, pursuant to Section 4(2) of the Securities Act of 1933.

On January 12, 2010, 30,000 shares of common stock were issued to Arnevut Resources for $10,000 owed on the East Canyon property, pursuant to Section 4(2) of the Securities Act of 1933.

On March 11, 2010, 625,000 shares of common stock were issued to non-affiliate Librion Holdings Inc., in exchange for cash, pursuant to Section 4(2) of the Securities Act of 1933.

On April 17, 2010, 1,000,000 common shares were issued to non-affiliate Librion Holdings, Inc., in exchange for cash, pursuant to Section 4(2) of the Securities Act of 1933.

On April 17, 2010, 24,634,741 shares of Series A Preferred Stock was issued to five non-affiliate investors, in discharge of debt owed to the Company, pursuant to Section 4(2) of the Securities Act of 1933.